Catalyst Funds.

Amendment Number 15 to the Investment Company Services Agreement

On behalf of its series,

Catalyst Strategic Value Fund

This Amendment Number 15, dated May 25, 2010 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the Catalyst Strategic Value Fund; and

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/ Jerry Szilagyi

Jerry Szilagyi, Trustee

Catalyst Funds

/s/ Christopher F. Anci

Christopher F. Anci, President

Matrix Capital Group, Inc.